United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant Section 13 or 15[d] of the Securities Exchange Act of 1934

June 24, 2010

Date of Report

[Date of Earliest Event Reported]

VIBROSAUN INTERNATIONAL, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-53411	26-3788124
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3884 East North Little Cottonwood Rd.

Salt Lake City, Utah 84092

(Address of Principal Executive Offices)

(801) 580-4555

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On June 24, 2010, Vibrosaun entered into a share exchange transaction with Festive Lion Limited, a British Virgin Island Company (“FLL”), and the owners and majority shareholders of FLL. According to the terms of this Agreement, Vibrosaun shall acquire all of the equity ownership of FLL in exchange for a certain number of shares of the voting stock of Vibrosaun. Specifically, the Shareholders shall transfer all of the shares of FLL held by them (the “FLL Shares”), constituting 100% ownership of FLL, to Vibrosaun in exchange for 57,000,000 shares of Vibrosaun’s common stock.

 The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law, and shall be announced of Form 8-K once it is completed.  Immediately prior to the Exchange, Vibrosaun shall have a total of approximately 2,999,648 shares of its common stock issued and outstanding, and the Exchange Shares shall be issued in addition to the existing amount. For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Board of Directors of Vibrosaun and the Board of Directors of FLL have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

FLL wholly owns World Alliance Holdings, a Hong Kong company. World Alliance Holdings wholly owns Shenzhen Cleopatra Salon and Spa Company Limited.

Item 9.01 Exhibits

The Share Exchange Agreement is attached hereto as Exhibit 2.1.

VIBROSAUN INTERNATIONAL, INC.

Date:	June 28, 2010	By:	/s/David M. Rees
David M. Rees
President and Director

2